EVOQUA WATER TECHNOLOGIES CORP.
2017 EQUITY INCENTIVE PLAN
SPECIAL PERFORMANCE SHARE UNIT – NOTICE OF GRANT

Evoqua Water Technologies Corp. (the “Company”), a Delaware corporation, hereby grants to the Grantee set forth below (the “Grantee”) Performance Share Units (the “Performance Share Units” or “PSUs”), pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the Special Performance Share Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”), and the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise. Each Performance Share Unit represents the right to receive one (1) Share at the time and in the manner set forth in Section 4 of the Award Agreement.

Date of Grant:	May 18, 2021
Name of Grantee:	[●]
Total Target Number of PSUs:	[●]

“Total Target Number of PSUs” Consists of the Following (each, a “Tranche”):
•_________ target PSUs subject to a Performance Period beginning on May 18, 2021, and ending on May 18, 2022 (“Performance Year 1”) and an additional time-based vesting period from May 18, 2021 until May 18, 2024 (the “Tranche 1 PSUs”);
•_________ target PSUs subject to a Performance Period beginning on May 18, 2021 and ending on May 18, 2023 (“Performance Years 1-2”) and an additional time-based vesting period from May 18, 2021 until May 18, 2024 (the “Tranche 2 PSUs”); and
•_________ target PSUs subject to a Performance Period and time-based vesting period beginning on May 18, 2021 and ending on May 18, 2024 (“Final Performance Period” and such PSUs, the “Tranche 3 PSUs”).

Vesting:
The Performance Share Units shall vest pursuant to the terms and conditions set forth in Section 3 of the Award Agreement beginning on the Date of Grant and ending on the last day of the Final Performance Period (such period of time, the “Total Performance Period and each period comprising the measurement period for each Tranche as described above, a “Performance Period”).

The Performance Share Units shall be subject to the execution and return of this Notice by the Grantee to the Company within 60 days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). By executing this Notice, the Grantee acknowledges that his or her agreement to the covenants set forth in Section 5 of the Award Agreement is a material inducement to the Company in granting this Award to the Grantee.
This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.
EVOQUA WATER TECHNOLOGIES CORP.
By: ____________________________________

Name: Title:

GRANTEE
By: ____________________________________

Name: [●]

Exhibit A

EVOQUA WATER TECHNOLOGIES CORP.
2017 EQUITY INCENTIVE PLAN
SPECIAL PERFORMANCE SHARE UNIT
AWARD AGREEMENT
THIS SPECIAL PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Award Agreement”) is entered into by and between Evoqua Water Technologies Corp. (the “Company”) and the individual set forth on the signature page (the “Grantee”) to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached. The terms and conditions of the Performance Share Units granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan, unless the context requires otherwise.
1.No Right to Continued Employee Status or Service
Nothing contained in this Award Agreement shall confer upon the Grantee the right to the continuation of his or her Employee status, or, in the case of a Director, to the continuation of his or her service arrangement, or in either case to interfere with the right of the Company or any of its Subsidiaries or other affiliates to Terminate the Grantee.
2.Term of Performance Share Units
This Award Agreement shall remain in effect until the Performance Share Units have fully vested and been settled or been forfeited by the Grantee as provided in this Award Agreement.
3.Vesting of Performance Share Units.
(a)Vesting Schedule. Subject to the terms and conditions set forth in this Award Agreement and in the Statement of Performance Goals attached hereto as Exhibit 1, the PSUs shall become earned to the extent that the performance goals for each Tranche of the PSUs are achieved on the date on which the Board or Committee determines the level of attainment of the performance goals for such Tranche during the applicable Performance Period (each such date, a “Determination Date” and such earned PSUs based upon the Board or Committee’s determination about the attainment of performance goals, the “Earned PSUs”); provided (except as otherwise provided in the Award Agreement) that the Grantee has not Terminated prior to the last day of the Total Performance Period. Following the Determination Date for each Tranche of PSUs, such Earned PSUs will remain subject to a vesting schedule based upon continued employment over a period of time as set forth in Subsections 3(a)(i)-(iii) below.
(i)Tranche 1 PSUs. The Tranche 1 PSUs shall become Earned PSUs (“Tranche 1 Earned PSUs”) to the extent that the performance goals for the Tranche 1 PSUs are achieved as of the last day of Performance Year 1. Following Performance Year 1, Tranche 1 Earned PSUs shall vest on the last day of the Total Performance Period subject to the Grantee not having Terminated prior to such date. Subject to Section 3(e) below, any Tranche 1 PSUs that do not become Earned PSUs will be forfeited without consideration, and any Earned PSUs that do not become vested on the last day of the Total Performance Period will be forfeited without consideration, except as provided in Sections 3(b)-(f) below.
(ii)Tranche 2 PSUs. The Tranche 2 PSUs shall become Earned PSUs (“Tranche 2 Earned PSUs”) to the extent that the performance goals for the Tranche 2 PSUs are achieved following the end of Performance Years 1-2. Following the end of Performance Years 1-2, the Tranche 2 Earned PSUs shall vest on the last day of the Total Performance Period subject to the Grantee not having Terminated prior to such date. Subject to Section 3(e) below, any Tranche 2 PSUs that do not become Earned PSUs will be forfeited without consideration, and any Earned PSUs that do not become vested on the last day of the Total Performance Period will be forfeited without consideration, except as provided in Sections 3(b)-(f) below.
(iii)Tranche 3 PSUs. The Tranche 3 PSUs shall become Earned PSUs (“Tranche 3 Earned PSUs”) to the extent that the performance goals for the Tranche 3 PSUs are achieved following the end of the Final Performance Period and subject to the Grantee not having Terminated prior to such date. Subject to Section 3(e) below, any Tranche 3 PSUs that do not become Earned PSUs and that do not vest in accordance with this Section 3(a)(iii) will be forfeited without consideration, except as provided in Sections 3(b)-(f) below.
(b)Subject to Sections 3(c)-(f) below, if the Grantee incurs a Termination for any reason, whether voluntarily or involuntarily, then all PSUs and Earned PSUs shall terminate as of the date of the Grantee’s Termination. If the Grantee incurs a Termination for Cause, then the Performance Share Units (including, for the avoidance of doubt, Earned PSUs) shall be forfeited and terminate immediately without consideration upon the effective date of such Termination for Cause.
(c)Termination Without Cause. Notwithstanding the foregoing, if the Grantee is Terminated by the Company without Cause during the Total Performance Period: (i) any Earned PSUs for any previously completed Performance Period shall become fully vested as to such number of Earned PSUs; and (ii) any PSUs comprising any Tranche for any current or future Performance Periods that have not yet become Earned PSUs shall terminate upon such Termination and be forfeited by the Grantee without consideration.
(d)Death or Disability. If the Grantee incurs a Termination due to death or Disability during the Total Performance Period:
(i)The Tranche 1 PSUs, Tranche 2 PSUs, and Tranche 3 PSUs shall remain eligible to become Earned PSUs subject to the attainment of performance goals for the applicable Performance Period; provided, however, that the number of any such PSUs that become Earned PSUs (and thus payable to the Grantee or the Grantee’s estate (as applicable)) will be pro-rated as follows: (A) the total number of Earned PSUs for each Performance Period multiplied by (B) a fraction with the numerator equal to the number of calendar days that elapsed from the first day of the Total Performance Period until the Grantee’s Termination and the denominator equal to 1,096 (the “Pro Rata Earned PSUs”);
Any Earned PSUs for any previously completed Performance Period shall become vested as to the Pro Rata Earned PSUs.
If such Termination due to death or Disability occurs before the end of any Performance Period, the last day of each such Performance Period shall be deemed to have occurred on the date of such death or Termination due to Disability, as applicable, and the number of Pro Rata Earned PSUs shall be determined as of such date using the methodology described on Exhibit 1.
(ii)The remaining portion of the Performance Share Units that did not become Earned PSUs in accordance with subsection 3(d)(i) shall terminate and be forfeited without consideration; and
(iii)For the avoidance of doubt, the Grantee’s employment or service with the Company shall Terminate immediately upon the Grantee incurring a Disability.
(e)Modified Change in Control. Notwithstanding the foregoing, if a Modified Change in Control (as defined below) occurs during the Total Performance Period: (i) any Earned PSUs for any previously completed Performance Period shall remain unchanged if earned at target; (ii) any PSUs that did not become Earned PSUs for any previously completed Performance Period shall be deemed to be Earned PSUs at a target award level for purposes of this Section 3(e); and (iii) any PSUs comprising any Tranche for any current or future Performance Period that have not yet become Earned PSUs shall immediately become Earned PSUs as to the target number of PSUs for each such Tranche. For the avoidance of doubt, the total number of Earned PSUs for purposes of this Section 3(e) shall equal the Total Target Number of PSUs set forth in the Notice. Such Earned PSUs shall continue to vest subject to the Grantee’s continued employment or service with the Company or its successor until the last day of the Final Performance Period (i.e., time-based vesting based on the Grantee’s continued employment or service with the Company or its successor until the last day of the Final Performance Period); provided, however, that if the Grantee is subsequently Terminated by the Company (or its successor) without Cause prior to the last day of the Final Performance Period, all Earned PSUs shall become fully vested as of the date of such Termination. For purposes of this Award Agreement, the term “Modified Change in Control” shall mean a “Change in Control” as defined in the Plan, except, however, that for purposes of defining a “Merger” in subsection 2.7(c)(i) of such definition that would constitute a “Non-Control Transaction” under subsection 2.7(c)(i) thereof (which, for the avoidance of doubt, would not constitute a Modified Change in Control for purposes of this Award Agreement): (A) subsections 2.7(c)(i)(A) and 2.7(c)(i)(C) of such definition shall be omitted; and (B) subsection 2.7(c)(i)(B) of such definition shall mean, continuously through May 18, 2024 following the execution of an agreement providing for such Merger, the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation (as such terms were previously defined). For the sake of clarity, if, after applying the modifications to the “Change in Control” definition in the Plan as described above in subclause (A) of this Section 3(e), the conditions of subclause (B) of this Section 3(e) as described above are satisfied, then such transaction would constitute a “Non-Control Transaction” (as defined in the Plan) pursuant to Section 2.7(c)(i) of the Plan and would not constitute a “Modified Change in Control” under section 2.7(c)(i) of the Plan.
(f)Other Change in Control. Notwithstanding the foregoing, if an Other Change in Control (as defined below) occurs during the Total Performance Period, and if the Grantee is subsequently Terminated by the Company (or its successor) without Cause prior to the last day of the Final Performance Period: (i) any Earned PSUs for any previously completed Performance Period shall become fully vested as to such number of Earned PSUs as of the date of the Termination; and (ii) any PSUs comprising any Tranche for any current or future Performance Periods that have not yet become Earned PSUs shall remain eligible to become Earned PSUs subject to the attainment of performance goals for the applicable Performance Period. For purposes of this Award Agreement, an “Other Change in Control” shall mean a “Change in Control” as defined in the Plan (without regard to the modifications to such definition as described in Section 3(e) above) and that does not constitute a Modified Change in Control as defined herein. For the avoidance of doubt, if an Other Change in Control occurs during the Total Performance Period, but if the Grantee is not subsequently Terminated by the Company (or its successor) without Cause prior to the last day of the Final Performance Period, the occurrence of such Other Change in Control shall have no effect on the PSUs covered by this Award Agreement, and such PSUs shall remain unchanged and shall continue in effect in accordance with the other applicable provisions set forth in this Award Agreement, including Section 3(a) above.
    Notwithstanding the foregoing, to the extent applicable, if the PSUs are not assumed by the acquirer of the Company in a Modified Change in Control or an Other Change in Control transaction, the PSUs will accelerate and vest at a target award level and be paid to the Grantee in Shares immediately prior to the closing of the Modified Change in Control or Other Change in Control transaction.
4.Settlement
(a)Payment for the Earned PSUs, after and to the extent they have become vested and nonforfeitable, shall be made in the form of Shares.

(b)Except as otherwise provided in this Award Agreement, payment of the Earned PSUs shall be made within sixty (60) days after the last day of the Total Performance Period (such date, the “Payment Date”).
(c)If the Grantee is Terminated by the Company without Cause pursuant to Section 3(c) above, the portion of the Earned PSUs that has vested pursuant to Section 3(c) above will be payable to the Grantee within ten (10) days following the date of such Termination, and the remaining portion of the PSUs that did not become Earned PSUs prior to such Termination shall terminate as of the date of the Grantee’s Termination and be deemed to be forfeited without consideration.
(d)If the Grantee incurs a Termination due to death or Disability, the Pro Rata Earned PSUs as determined in accordance with Section 3(d)(i) above, if applicable, shall be paid to the Grantee (or his or her estate) within thirty (30) days of death or Termination due to Disability, as applicable, and the remaining portion of the PSUs shall terminate as of such date and be deemed to be forfeited without consideration.
(e)If the Grantee is Terminated by the Company or its successor without Cause following a Modified Change in Control but prior to the last day of the Final Performance Period, the Earned PSUs that vested pursuant to Section 3(e) above will be payable to the Grantee within ten (10) days following the date of such Termination.
(f) If the Grantee is Terminated by the Company or its successor without Cause following an Other Change in Control but prior to the last day of the Final Performance Period: (i) the Earned PSUs that vested pursuant to Section 3(f) above will be payable to the Grantee within ten (10) days following the date of such Termination, and the remaining PSUs that remain eligible to become Earned PSUs subject to the attainment of performance goals for the applicable Performance Period shall be made following the end of each applicable Performance Period and within the short-term deferral period for purposes of Section 409A of the Code.
In all events and notwithstanding any other provision of this Award Agreement or the Plan, payment for the Earned PSUs (to the extent vested) shall be made within the short-term deferral period for purposes of Section 409A of the Code. The Company’s obligations to the Grantee with respect to the PSUs will be satisfied in full upon the issuance of Shares corresponding to such PSUs.
5.Prohibited Activities
(a)No Sale or Transfer. Unless otherwise required by law, the Performance Share Units shall not be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided, however, that any transferred Performance Share Units will be subject to all of the same terms and conditions as provided in the Plan and this Award Agreement and the Grantee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(b)Right to Terminate Performance Share Units and Recovery. The Grantee understands and agrees that the Company has granted the Performance Share Units to the Grantee to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its affiliates by giving the Grantee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (i) the Grantee materially violates the Grantee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Grantee is a party, or (ii) the Grantee materially breaches or violates the Grantee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Grantee is a party, or (iii) the Grantee engages in any activity prohibited by this Section 5 of this Award Agreement, or (iv) the Grantee materially breaches or violates any non-solicitation obligations under any Restrictive Agreement to which the Grantee is a party, or (v) the Grantee is convicted of a felony against the Company or any of its affiliates or (vi) the Grantee breaches or violates any non-competition obligations under any Restrictive Agreement to which the Grantee is a party (as applicable), then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Performance Share Units (including the vested or earned portion of the Performance Share Units) without consideration, which shall be of no further force and effect. “Restrictive Agreement” shall mean (A) for any Grantee who is not a resident of the State of California, any agreement between the Company or any Subsidiary and the Grantee that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee and (B) for any Grantee who is a resident of the State of California, any agreement between the Company or any Subsidiary and the Grantee that contains non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee.
(c)Other Remedies. The Grantee specifically acknowledges and agrees that its remedies under this Section 5 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Grantee’s breach of any Restrictive Agreement. In the event that the provisions of this Section 5 should ever be deemed to exceed the limitation provided by applicable law, then the Grantee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.
6.No Rights as Stockholder
The Grantee shall have no rights as a stockholder with respect to the Shares covered by the Performance Share Units until the effective date of issuance of the Shares and the entry of the Grantee’s name as a stockholder of record on the books of the Company following delivery of the Shares in settlement of the Performance Share Units.
7.Taxation Upon Settlement of the Performance Share Units; Tax Withholding; Parachute Tax Provisions
The Grantee understands that the Grantee will recognize income for Federal, state and local income tax purposes, as applicable, in respect of the vesting and/or settlement of the Performance Share Units. The acceptance of the Shares by the Grantee shall constitute an agreement by the Grantee to report such income in accordance with then applicable law and to cooperate with the Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.
The Grantee is responsible for all tax obligations that arise as a result of the vesting and settlement of the Performance Share Units. The Company shall withhold at the minimum tax withholding rate required by law any amount payable to the Grantee sufficient to cover any Federal, state or local withholding taxes which may become required with respect to such vesting and settlement, and take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting and settlement of the Performance Share Units. The Company shall have the right to require that the Grantee, or the Grantee’s beneficiary, furnish information deemed necessary by the Company to meet any tax reporting obligation as a condition to delivery of any Shares pursuant to settlement of the Performance Share Units. In the event of any remaining tax balance, the Grantee will be required to deliver a check for that amount payable to the Company before the Shares are deposited into the Grantee’s plan account.
In connection with the grant of the Performance Share Units, the parties wish to memorialize their agreement regarding the treatment of any potential golden parachute payments as set forth in Exhibit 2 attached hereto.
8.Securities Laws
Upon the acquisition of any Shares pursuant to the settlement of the Performance Share Units, the Grantee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Award Agreement. Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Grantee upon settlement of the Performance Share Units in any way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Shares the Grantee may receive as a result of the settlement of the Performance Share Units.
9.Modification, Amendment, and Termination of Performance Share Units
Except as set forth in Section 11(b) hereof, this Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and the Grantee and no modification shall, without the consent of the Grantee, alter to the Grantee’s material detriment or materially impair any rights of the Grantee under this Award Agreement except to the extent permitted under the Plan.

10.Notices
Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
(a)If to the Company at the address below:
Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania
Phone: (724) 772-0044
Attention:    General Counsel
(b)If to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.
11.Award Agreement Subject to Plan, Clawback Policy, and Applicable Law
(a)This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement. The Committee shall have authority to make constructions of this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.
(b)For the avoidance of doubt, with respect to any Grantee outside of the U.S., if the application of the vesting provisions as set forth in Sections 3(b)-(f) hereof is invalid or impracticable under applicable local law, the terms of Sections 3(b)-(f) hereof shall either be amended or be deemed not to apply to such Grantee, as determined in the sole discretion of the Committee. All determinations made and actions taken with respect to this Section 11(b) shall be made in the sole discretion of the Committee.
(c)Notwithstanding anything in this Award Agreement to the contrary, the Grantee acknowledges and agrees that this Award Agreement and the award of Performance Share Units described herein are subject to the terms and conditions of any Company clawback policy as may be in effect from time to time, including, without limitation, any such policy specifically implemented pursuant to Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares may be traded).
(d)This Award Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Grantee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction in the matter.
12.Section 409A
The Performance Share Units are intended to be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted to be exempt from Section 409A of the Code or, if not exempt, in compliance therewith. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any Person and the Company, its Subsidiaries and affiliates, and each of their respective employees and representatives, shall have no liability to the Grantee with respect thereto. Any references to the Grantee’s Termination shall mean a Termination that constitutes a separation from service of the Grantee for purposes of Treasury Regulation Section 1.409A-1(h).
13.Headings and Capitalized Terms
Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.
14.Severability and Reformation
If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.
15.Binding Effect
This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

16.Entire Agreement
This Award Agreement, together with the Plan, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof; provided, however, that this Section 16 shall not apply to any Restrictive Agreement to which the Grantee is bound. If there is any conflict between the Notice, this Award Agreement and the Plan, then the applicable terms of the Plan shall govern.
17.Waiver
Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

Exhibit 1
STATEMENT OF PERFORMANCE GOALS
FOR SPECIAL PERFORMANCE SHARE UNITS

This Statement of Performance Goals applies to the PSUs granted to the Grantee on the Date of Grant and applies with respect to the Special Performance Share Unit Award Agreement between the Company and the Grantee (the “Award Agreement”). Capitalized terms used in the Award Agreement that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Award Agreement or if not defined therein, in the Plan. All decisions and determinations by the Committee in the exercise of its powers hereunder shall be final, binding and conclusive upon the Company, its Subsidiaries, the Grantee, and all other persons having any interest herein.
Section 1.     Definitions. For purposes hereof:
•“Closing Company Stock Price” means the average closing price per share of the Company’s common stock for the 30 trading days prior to and including the final day of the applicable Performance Period.
•“Closing Peer Company Stock Price” means the average closing price per share of the applicable Peer Company’s common stock for the 30 trading days prior to and including the final day of the applicable Performance Period.
•“Initial Company Stock Price” means the average closing price per share of the Company’s common stock for the 30 trading days prior to and including the Date of Grant.
▪“Initial Peer Company Stock Price” means the average closing price per share of the applicable Peer Company’s common stock for the 30 trading days prior to and including the Date of Grant.
▪“Peer Company” means each of the companies listed on Appendix A attached hereto.
•“Total Shareholder Return” or “TSR” means (a) with respect to the Company, the total percentage return per share, achieved by the Shares assuming contemporaneous reinvestment in the Shares of all dividends and other distributions (excluding dividends and distributions paid in the form of additional Shares) at the closing price of one Share on the date such dividend or other distribution was paid, based on the Initial Company Stock Price and the Closing Company Stock Price for the applicable Performance Period and (b) with respect to each Peer Company, the total percentage return per share, achieved by the applicable shares assuming contemporaneous reinvestment in the shares of all dividends and other distributions (excluding dividends and distributions paid in the form of additional shares) at the closing price of one share on the date such dividend or other distribution was paid, established by comparing the Initial Peer Company Stock Price to the Closing Peer Company Stock Price for the applicable Performance Period.
▪“Relative TSR” means the Company’s TSR for the applicable Performance Period relative to the TSR for each of the Peer Companies for the same Performance Period. For purposes of clarity, after the TSR is calculated for each Peer Company for the applicable Performance Period, the TSR of the Company for the applicable Performance Period shall be ranked among the individual TSR levels that each of the Peer Companies attained for the same Performance Period, with such TSR levels being ranked from lowest to highest. The Company’s Relative TSR shall be determined by calculating the percentile ranking of the Company’s TSR as compared to the TSR levels of each of the Peer Companies. Notwithstanding anything to the contrary, in the event that, on or prior to the last day of the applicable Performance Period, any of the Peer Companies are acquired, file for bankruptcy, or otherwise their respective equity securities cease to be listed on a U.S. national securities exchange, such Peer Company will be excluded from the Relative TSR calculation for the applicable Performance Period(s).
Section 2.    TSR Weightings and Payouts.
The total target number of PSUs will be weighted as follows for purposes of determining the Earned PSUs for each Performance Period:

Tranche 1 PSUs	Tranche 2 PSUs	Tranche 3 PSUs
Year 1 Relative TSR: 25%
Years 1-2 Relative TSR: 25%
Years 1-3 Relative TSR: 50%

The achievement of the Relative TSR during the applicable Performance Period will be determined as follows (with straight-line interpolation between threshold and target levels):
•If the Relative TSR of the Company is below the 60th percentile of the Company and the Peer Companies collectively, the payout multiplier shall be 0%. By way of example, in this instance the weighted number of target PSUs (as determined above) shall be multiplied by 0%.
•If the Relative TSR of the Company is exactly equal to the 60th percentile of the Company and the Peer Companies collectively, the payout multiplier shall be 50%. By way of example, in this instance the weighted number of target PSUs (as determined above) shall be multiplied by 50%.

•If the Relative TSR of the Company is exactly equal to or above the 80th percentile of the Company and the Peer Companies collectively, the payout multiplier shall be 100%. By way of example, in this instance the weighted number of target PSUs (as determined above) shall be multiplied by 100%.
•If the Relative TSR of the Company is greater than the 60th percentile but less than the 80th percentile of the Company and the Peer Companies collectively, the payout multiplier shall be determined by using straight line interpolation between 50% and 100%, respectively.1

	< Threshold	Threshold	Target
Performance	< 60th percentile among the Company and Peer Companies collectively	60th percentile among the Company and Peer Companies collectively	80th percentile (or greater) among the Company and Peer Companies collectively
Payout	0%	50%	100%
1 If the TSR for the Company is negative for any Performance Period, the amount deemed vested shall be capped at 50% of the amount of PSUs that would have otherwise been earned for such period.

Appendix A

Peer Companies

1. Advanced Drainage Systems, Inc.
2. American States Water Company
3. America Water Works Company, Inc.
4. Artesian Resources Corporation
5. Badger Meter, Inc.
6. California Water Service Group
7. Energy Recovery, Inc.
8. Essential Utilities, Inc.
9. Forterra, Inc.
10. Franklin Electric Co., Inc.
11. Lindsay Corporation
12. Middlesex Water Company
13. Montrose Environmental Group, Inc.
14. Mueller Water Products, Inc.
15. Northwest Pipe Company
16. Olin Corporation
17. Pentair plc
18. Rexnord Corporation
19. Select Energy Services, Inc.
20. SJW Group
21. Tetra Tech, Inc.
22. The Gorman-Rupp Company
23. The York Water Company
24. Watts Water Technologies, Inc.
25. Xylem Inc.

Exhibit 2
PARACHUTE TAX PROVISIONS
This Exhibit 2 sets forth the terms and provisions applicable to the Grantee pursuant to the provisions of Section 7 of the Award Agreement. This Exhibit 2 shall be subject in all respects to the terms and conditions of the Award Agreement.
(a)To the extent that the Grantee, would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Award Agreement, any employment or other agreement with the Company or any Subsidiary or otherwise in connection with, or arising out of, the Grantee’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Grantee whichever of the following two alternative forms of payment would result in the Grantee’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Grantee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).
(b)If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Grantee may designate a different order of reduction.
(c)For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments

(in whole or in part): (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.
(d)All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Grantee.
(e)The federal tax returns filed by the Grantee (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Grantee. The Grantee shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Grantee may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).
(f)In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Grantee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Grantee but the Grantee shall control any other issues. In the event that the issues are interrelated, the Grantee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Grantee shall permit the representative of the Company to accompany the Grantee, and the Grantee and his representative shall cooperate with the Company and its representative.
(g)The Company shall be responsible for all charges of the Accountants.
(h)The Company and the Grantee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit 2.
(i)Nothing in this Exhibit 2 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Grantee and the repayment obligation null and void.
(j)Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit 2 shall be paid to the Grantee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Grantee or where no taxes are required to be remitted, the end of the Grantee’s calendar year following the Grantee’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
(k)The provisions of this Exhibit 2 shall survive the termination of the Grantee’s employment with the Company for any reason and the termination of the Award Agreement.